Exhibit 99.2

BioNTech to acquire Neon to strengthen global leadership position in T cell therapies

•	Further expands BioNTech’s growing CAR-T and TCR therapy pipeline through addition of neoantigen specific cell therapies, including a T cell therapy targeting shared RAS oncogenes
•	Accelerates BioNTech’s global expansion by creating a U.S. hub for research and clinical development
•	Creates long-term value for BioNTech and Neon shareholders by combining capabilities, IP and synergistic pipeline programs
•	Transaction expected to close in the second quarter of 2020

Mainz, Germany and Cambridge, Massachusetts – January 16, 2020 – BioNTech (Nasdaq: BNTX, “BioNTech”) and Neon Therapeutics, Inc. (Nasdaq: NTGN, “Neon”) today announced that they have entered into a definitive merger agreement under which BioNTech will acquire Neon in an all-stock transaction valued at approximately $67.0 million. Neon is a biotechnology company developing novel neoantigen-based T cell therapies. Upon closing, it will operate as a subsidiary of BioNTech, a global clinical-stage biotechnology company focused on patient-specific immunotherapies for the treatment of cancer and other serious diseases. The transaction will combine two organizations with a common culture of pioneering translational science and a shared vision for the future of cancer immunotherapy.

“This acquisition fits with our strategy to expand our capabilities and build our presence in the U.S. and further strengthens our immunotherapy pipeline,” said Ugur Sahin, MD, Co-founder and CEO of BioNTech. “I am particularly excited about the adoptive T cell and neoantigen TCR therapies being developed by Neon, which are complementary to our pipeline and our focus on solid tumors.”

“We are very proud of all we have accomplished since we founded Neon and look forward to joining forces with BioNTech to continue to build a business that provides life-changing immunotherapy products to patients battling a variety of cancers,” said Hugh O’Dowd, Chief Executive Officer of Neon.

Neon has deep expertise in the development of neoantigen therapies, with both vaccine and T-cell capabilities. Neon’s most advanced program is NEO-PTC-01, a personalized neoantigen-targeted T cell therapy candidate consisting of multiple T cell populations targeting the most therapeutically relevant neoantigens from each patient’s tumor. Neon is also advancing a precision T cell therapy program targeting shared neoantigens in genetically defined patient populations. The lead program from this approach, NEO-STC-01, is a T cell therapy candidate targeting shared RAS neoantigens. In addition, Neon has assembled libraries of high-quality TCRs against various shared neoantigens across common HLAs.

Neon’s pipeline is underpinned by its platform technologies including RECON®, its machine-learning bioinformatics platform, and NEO-STIM™, its proprietary process to directly prime, activate and expand neoantigen-targeting T cells ex vivo.

Transaction Details

Under the terms of the definitive agreement, Neon will, following consummation of the acquisition, merge with Endor Lights, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BioNTech and become a wholly-owned subsidiary of BioNTech. At closing, BioNTech will issue, and Neon shareholders will receive 0.063 American Depositary Shares (ADS) (each ADS representing one ordinary share of BioNTech) in exchange for each of their shares of Neon. The exchange ratio implies a deal value of $67 million, or $2.18 per share of Neon, based on the closing price of BioNTech’s ADSs of $34.55 on Wednesday, January 15th, 2020.

The transaction was unanimously approved by both BioNTech’s and Neon’s boards of directors. The transaction, which is expected to close during the second quarter of 2020, is subject to approval of Neon’s shareholders and the satisfaction of customary closing conditions. Certain stockholders of Neon owning approximately 36% of the outstanding Neon shares have entered into voting agreements, pursuant to which they have agreed, among other things, and subject to the terms and conditions of the agreements, to vote in favor of the Neon acquisition.

Ondra Partners is acting as the exclusive financial advisor to Neon and Goodwin Procter LLP is acting as legal counsel to Neon. Duff & Phelps LLC provided a fairness opinion to Neon’s board of directors in connection with the transaction. Covington & Burling LLP is acting as legal counsel to BioNTech.

About BioNTech

BioNTech was founded in 2008 on the understanding that every cancer patient’s tumor is unique and therefore each patient’s treatment should be individualized. Its cutting-edge pipeline includes individualized mRNA-based product candidates, innovative chimeric antigen receptor T cells, novel checkpoint immunomodulators, targeted cancer antibodies and small molecules. BioNTech has established relationships with seven pharmaceutical collaborators, including Eli Lilly and BioNTech, Genmab, Sanofi, Bayer Animal Health, Genentech, a member of the Roche Group, Genevant and Pfizer, and has published over 150 peer-reviewed publications on its scientific approach.

For more information, please visit www.BioNTech.de

About Neon

Neon is a biotechnology company developing novel neoantigen-targeted T cell therapies, dedicated to transforming the treatment of cancer by directing the immune system towards neoantigens. Neon is using its neoantigen platform to develop both personal and precision neoantigen-targeted T cell therapy candidates. Neon’s most advanced program is NEO-PTC-01, its personalized neoantigen-targeted T cell therapy candidate consisting of multiple T cell populations targeting the most therapeutically relevant neoantigens from each patient’s tumor.

For more information, please visit www.neontherapeutics.com.

Important Additional Information and Where to Find It

In connection with the proposed merger, BioNTech will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4 containing a proxy statement of Neon and a prospectus of BioNTech, and each of Neon and BioNTech may file with the SEC other documents regarding the proposed merger. The definitive proxy statement will be mailed to stockholders of Neon. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM F-4 AND THE PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIONTECH, Neon AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BioNTech at its website, https:// biontech.de, or from Neon at its website, https://neontherapeutics.com/. Documents filed with the SEC by BioNTech will be available free of charge by accessing BioNTech’s website under the heading Investors & Media, or, alternatively, by directing a request by telephone or mail to BioNTech at An der Goldgrube 12, 55131 Mainz, Germany, and documents filed with the SEC by Neon will be available free of charge by accessing Neon’s website at https://neontherapeutics.com under the heading Investor Resources or, alternatively, by directing a request by telephone or mail to Neon at 40 Erie Street, Suite 110, Cambridge, MA 02139.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

BioNTech and Neon and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Neon in respect of the proposed merger under the rules of the SEC. Information about Neon’s directors and executive officers is available in Neon’s definitive proxy statement dated April 26, 2019 for its 2019 Annual Meeting of Stockholders and certain of its Current Reports on Form 8-K. Information about BioNTech’s directors and executive officers is available in BioNTech’s Registration Statement on Form F-1 filed with the SEC on September 9, 2019, as amended. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Neon or BioNTech using the sources indicated above.

Forward-Looking Statements

This press release contains “forward-looking statements” of BioNTech and Neon within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding the expected impact of this proposed merger on BioNTech’s and Neon’s business; the timing of the closing of the proposed merger; the creation of long-term value for BioNTech and Neon shareholders; potential synergies between BioNTech and Neon and their pipelines; and BioNTech’s global expansion strategy. Any forward-looking statements in this press release are based on BioNTech and Neon management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the proposed merger may not close, the reaction to the proposed merger of Neon’s business partners, the reaction of competitors to the proposed merger, the retention of Neon employees, BioNTech’s plans for Neon, the future growth of Neon’s and BioNTech’s businesses and the possibility that integration following the proposed merger may be more difficult than expected, uncertainties related to the initiation, timing and conduct of studies and other development requirements for Neon’s product candidates; the risk that any one or more of Neon’s product candidates will not be successfully developed and commercialized; the risk that the results of preclinical studies and clinical trials may not be predictive of future results in connection with future studies or trials; the risk that Neon’s collaborations will not continue or will not be successful; risks related to Neon’s ability to protect and maintain Neon’s intellectual property position; risks related to Neon’s capital requirements, use of capital and unexpected expenditures, including Neon’s ability to manage operating expenses or obtain funding to support planned business activities or to explore and establish strategic alternative transactions; risks related to Neon’s ability to attract and retain personnel; and risks related to the ability of Neon’s licensors to protect and maintain their intellectual property position. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause BioNTech’s or Neon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in BioNTech’s Registration Statement on Form F-1 filed with the SEC on September 9, 2019, as amended, and Neon’s Annual Report on Form 10-K for the year ended December 31, 2018 and comparable sections of Neon’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All information in this press release is as of the date of the release, and Neon undertakes no duty to update this information unless required by law.

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BioNTech Investor Contact:

Michael Boehler, MD, Head of Global External Communications

+49 (0)6131 9084 1640

Media@biontech.de

BioNTech Media Contact:

Trophic Communications

Gretchen Schweitzer / Stephanie May, PhD

+49 (0)89 23 88 77 30 or +49 171 185 56 82

May@trophic.eu

Neon’s Investor Contact:

Will O’Connor, Stern Investor Relations

will@sternir.com

212-362-1200

Neon’s Media Contact:

Stephanie Simon, Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333